UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2021

KALEYRA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38320	82-3027430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Via Marco D’Aviano, 2, Milano MI, Italy	20131
(Address of Principal Executive Offices)	(Zip Code)

+39 02 288 5841

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KLR	NYSE American LLC
Warrants, at an exercise price of $11.50 per share of Common Stock	KLR WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2021, the board of directors (the “Board”) of Kaleyra, Inc., a Delaware corporation (f/k/a GigCapital, Inc., hereinafter the “Company”), upon recommendation by the Company’s compensation committee (the “Compensation Committee”), approved the entry into the employment agreement (the “Employment Agreement”) with the Company’s named executive officer, Giacomo Dall’Aglio, setting forth the terms and conditions under which Mr. Dall’Aglio will continue to serve as the Company’s Chief Financial Officer.

Under the Employment Agreement, which is effective as of June 1, 2021, Mr. Dall’Aglio will receive a base salary of $300,000, subject to increase from time to time as determined by the Board. In addition, Mr. Dall’Aglio will be eligible to receive (i) an annual bonus with an annual target bonus opportunity of 50% of his then-current annual base salary, to be based on the achievement of certain performance objectives, as determined in the Board’s sole discretion, (ii) a special achievement bonus in recognition of a special event or achievement, as determined in the Board’s sole discretion, and (iii) grants of cash or equity awards under the Company’s 2019 Equity Incentive Plan or its successor as determined by the Compensation Committee and approved by the Board. Furthermore, Mr. Dall’Aglio may participate in all employee benefit and insurance plans sponsored by the Company for similar situated executives.

The Employment Agreement provides for an initial three-year term which extends automatically for successive three-year periods unless either the Company or Mr. Dall’Aglio give prior notice that they elect not to extend the employment relationship. Additionally, either the Company or Mr. Dall’Aglio may terminate the Employment Agreement at any time. The Company’s right to terminate Mr. Dall’Aglio’s employment is subject to its obligation to make certain severance payments and provide certain other benefits to Mr. Dall’Aglio, depending upon the circumstances under which the employment relationship is terminated. The Company is generally not obligated under the Employment Agreement to provide any severance payments if Mr. Dall’Aglio is terminated for cause or if Mr. Dall’Aglio resigns without good reason. If Mr. Dall’Aglio’s employment is terminated by the Company without cause, or Mr. Dall’Aglio resigns for good reason, in each case other than in connection with a change in control (as defined in the Employment Agreement), Mr. Dall’Aglio will be entitled to receive (A) a lump sum cash payment equal to the sum of (i) his then-current base salary and (ii) the amount equal to 100% of his annual target bonus, (B) Mr. Dall’Aglio’s then applicable target annual bonus for the year in which the termination occurred, (C) accelerated vesting of any service-based vesting conditions applicable on any outstanding long-term awards, (D) any other benefits Mr. Dall’Aglio is entitled to in accordance with any terms of any plan, arrangement or programs maintained by the Company, and (E) continued coverage under the Company’s medical, dental, life and disability insurance for the shorter of (i) the one-year period following termination or (ii) the date on which Mr. Dall’Aglio obtains comparable coverage under a subsequent employer plan. If Mr. Dall’Aglio’s employment is terminated by the Company without cause, or Mr. Dall’Aglio resigns for good reason, in each case within a one-year period following a change in control, then Mr. Dall’Aglio will be entitled to receive the same severance amounts as described above. The receipt of any severance is subject to Mr. Dall’Aglio’s signing a release of claims in favor of the Company.

The Employment Agreement also contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-compete and non-solicitation covenants generally continue for a period of 12 months following the termination of employment.

The foregoing summary of the terms and conditions of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The exhibits required by this item are set forth on the Exhibit Index attached hereto.

Exhibit Number

10.1	Employment Agreement, dated June 1, 2021, by and between Kaleyra, Inc. and Giacomo Dall’Aglio.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2021

By:	/s/ Dario Calogero
Name:	Dario Calogero
Title:	Chief Executive Officer and President